Consent of Independent Accountants



To the Board of Directors of

Strong Advantage Fund, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to the Registration Statement of Strong Advantage Fund, Inc. on Form N-1A of our report dated April 8, 1998 on our audit of the financial statements and financial highlights of Strong Advantage Fund, Inc. which report is included in the Annual Report to Shareholders for the year ended February 28, 1998, which is also incorporated by reference in the Registration Statement. We also consent to the reference to our Firm under the caption "Independent Accountants" in the Statement of Additional Information and in the "Financial Highlights" section of the Prospectus.





                                   COOPERS & LYBRAND L.L.P.

Milwaukee, Wisconsin

June 25, 1998

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